EXHIBIT 11 - Statement Re: Computation of Per Share Earnings


CARROLLTON BANCORP

                                                Three Months Ended March 31
                                                ---------------------------
                                                    2000            1999
                                                -----------      -----------
Average shares outstanding                       2,770,507        2,824,792
                                                ===========      ===========
Net income                                         425,562          507,417

Divide by average shares outstanding             2,770,507        2,824,792
                                                -----------      -----------
Earnings per share: basic and diluted                $0.15            $0.18
                                                ===========      ===========


Average shares outstanding for 1999 are adjusted for the 2 for 1 stock split issued May, 1999.